Exhibit 10.1
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into on October 1, 2025, by and between TransDigm Group Incorporated, a Delaware corporation (“Company”), and Kevin Stein (“Consultant”).

WHEREAS, Consultant’s employment with Company ceased on September 30, 2025 by way of his retirement (the “Retirement Date”);

WHEREAS, Consultant will continue to serve as a director on the Company Board of Directors;

WHEREAS, in connection with Consultant’s retirement, Company wishes to engage Consultant to provide certain consulting services, and Consultant is willing to provide such services, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Consultant hereby agree as follows:

ARTICLE I
CONSULTING SERVICES

Section 1.01 Services. Company hereby engages Consultant to provide consultation services on an as-needed basis to Company under the general direction of Company’s Chief Executive Officer on the terms and conditions set forth herein (the “Services”). Company shall not unreasonably control the manner or means by which Consultant performs the Services, including but not limited to the time and place Consultant performs the Services. Consultant will advise Company’s Chief Executive Officer or General Counsel of matters that may reasonably be expected to require substantial amounts of time, and any non-routine matters that may be particularly sensitive or entail unusual risks to Company.

Section 1.02 Term and Termination. The term of the Services shall commence on the Retirement Date and end on September 30, 2027 (the “Term”). This Agreement may be terminated upon mutual written agreement of Company and Consultant. In addition, (i) Company may terminate this Agreement upon written notice in the event of a material breach of this Agreement, the Employment Agreement (as defined in Section 3.01), or the Option Agreements (as defined in Section 3.01) by Consultant (provided that Company has provided Consultant notice of the nature of such breach and fifteen (15) days to cure such breach and such breach remains uncured); and (ii) Consultant may terminate this Agreement upon written notice in the event of a material breach of this Agreement by Company (provided that Consultant has provided Company notice of the nature of the breach and fifteen (15) days to cure such breach and such breach remains uncured).

Section 1.03 Fee and Expenses. As full compensation for the Services and the rights granted to Company herein, Company shall pay Consultant $25,000 per month during the Term for Services performed. Consultant will receive an IRS Form 1099-MISC from Company for such services, and Consultant shall be solely responsible for all federal, state, and local taxes. Company shall reimburse

Consultant for any travel or other costs or expenses reasonably incurred by Consultant and directly related to the performance of the Services, provided such costs or expenses are incurred and documented in accordance with Company’s existing travel and expense reimbursement policies.

Section 1.04 Independent Contractor. In performing the Services, Consultant will be an independent contractor of Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Company for any purpose. As of and after the Retirement Date, Consultant has no authority (and shall not hold himself out as having authority, Executive or otherwise) to bind Company or its affiliates, and Consultant shall not make any agreements or representations on Company’s or its affiliates’ behalf without Company’s prior written consent.

ARTICLE II
CONFIDENTIAL INFORMATION AND ENGAGEMENTS

Section 2.01 Company Confidential Information and Commentary.

(a) Consultant acknowledges that as an employee of Company, he acquired valuable and confidential knowledge, including but not limited to information relating to Company’s financial status, business requirements, marketing sources, product designs, ideas, discoveries, creations, developments, improvements, and/or processes (“Confidential Information”), which is very valuable to Company. Consultant also acknowledges that he may acquire Confidential Information after the Retirement Date pursuant to the consultation and cooperation provisions hereof. In addition to the obligations of confidentiality contained in Consultant’s Employment Agreement, Consultant agrees not to disclose to or use with any person or entity, any Confidential Information.

(b) Consultant shall not, without the prior written consent of Company, directly or indirectly participate in, contribute to, or engage in any media or public communications, including but not limited to press interviews, podcasts, webcasts, video clips, social media posts, blogs, articles, panels, conferences, or similar forums, in which Company, its affiliates, officers, directors, employees, products, services, business practices, or operations are mentioned, referenced, discussed, or could reasonably be understood to be the subject of discussion.

ARTICLE III
OTHER AGREEMENTS

Section 3.01 Incorporation of Other Agreements. This Agreement, together with the Second Amended and Restated Employment Agreement between Company and Consultant, dated April 26, 2018, as amended (the “Employment Agreement”), and all active Stock Option Agreements between Company and Consultant, as amended (the “Stock Option Agreements”), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, negotiations, and agreements, whether written or oral, relating to such subject matter. The Employment Agreement and Stock Option Agreements are not modified by this Agreement. The Employment Agreement and the Stock Option Agreements remain in full force and effect per their respective terms and are hereby ratified and confirmed.

Section 3.02 Treatment of Options. Effective as of the Retirement Date, Consultant will not be entitled to any new equity awards.  Consultant shall surrender one hundred percent (100%) of the FY25 and FY24 stock option grants and twenty percent (20%) of the FY23 stock option grants (collectively, the “Surrendered Options”) which were previously granted to consultant during his tenure as CEO of Company.  Per the provisions of the existing Stock Option Agreements between Company and Consultant, the remaining stock option grants will remain eligible to vest during the Term of this Agreement in accordance with their original terms and vesting schedules.  Consultant shall abide by the terms at Section 7 of the Employment Agreement for the full duration of time that equity awards continue to vest.

Section 3.03 No Other Benefits. Except as otherwise provided in this Agreement or in the Employment Agreement and Stock Option Agreements, Consultant shall not be entitled to any other benefits.

ARTICLE IV
MISCELLANEOUS

Section 4.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Consultant and Consultant’s heirs, executors and administrators, and upon Company and its affiliates, and Company’s and affiliates’ successors and assigns.

Section 4.02 Governing Law, Notices, and Disputes. This Agreement shall be governed by the laws of the State of Delaware. Notwithstanding the choice or conflict of law rules of any court of competent jurisdiction, the laws of Delaware shall be used to interpret and enforce this Agreement. Any notices under this Agreement shall be consistent with the notice terms of the Employment Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

TransDigm Group Incorporated

By:	/s/ Michael Lisman
Name:	Michael Lisman
Title:	President and Chief Executive Officer

Consultant

By:	/s/ Kevin Stein
Name:	Kevin Stein